Alcoa and subsidiaries	EXHIBIT 15

July 26, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE: Alcoa Inc.

Commissioners:

We are aware that our report dated July 7, 2004, on our review of interim financial information of Alcoa Inc. and its subsidiaries (the “Company”) for the three-month and six-month periods ended June 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 is incorporated by reference in its Form S-8 Registration Statements (Nos.33-24846, 333-32516, 333-106411, 333-36214, 33-22346, 33-49109, 33-60305, 333-27903, 333-62663, 333-79575, 333-36208, 333-37740, 333-39708, and 333-115717) and Form S-3 Registration Statements (Nos. 333-74874 and 333-107926).

Very truly yours,

/s/ PricewaterhouseCoopers LLP